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                                  EXHIBIT 10.5

                      STRATEGIC ALLIANCE AGREEMENT BETWEEN

                            I/OMAGIC CORPORATION AND

                              HOU ELECTRONICS, INC.

                            DATED SEPTEMBER 19, 1997



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                          STRATEGIC ALLIANCE AGREEMENT


         This Strategic Alliance Agreement ("Agreement") is entered into and effective as of September 19, 1997 ("Effective Date") by and between I/OMagic Corporation, a Nevada corporation ("IOM") and Hou Electronics, Inc., a California corporation, having its primary place of business at 16815 Johnson Drive, City of Industry, CA 91745 ("HEI") with respect to the following:

         A. HEI is desirous of entering into an agreement with IOM for the purpose of creating an alliance to increase its sales, speculative investment opportunity and develop a retail channel partner.

         B. IOM is desirous of entering into an agreement with HEI for the purpose of providing a strategic manufacturing alliance for product sourcing, financial investment, and product supply financing.

         Now, therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1.       ISSUANCE OF SHARES

         As consideration for the obligations under this agreement, within thirty (30) days after receiving One Million and Five Hundred Thousand Dollars ($1,500,000.00) from HEI, IOM agrees to issue to HEI Two Million (2,000,000 shares of IOM's common stock (the "shares") in proportion to each investment. Share price will be calculated at $0.75 per share. HEI acknowledges and agrees that the commencing upon the execution of this agreement and terminating (24) months thereafter, HEI agrees that it will not (i) permit the shares, individually or collectively, to be transferred, assigned, hypothecated, pledged, or in any manner encumbered, whether direct or indirect or contingent; or (ii) grant, issue, sell or make subject to any agreement to grant, issue or sell such shares, or permit the granting, issuance, sale or entry into any agreement to grant, issue or sell any portion, warrant or other contract right with respect to such shares. However, HEI will have the right to make one (1) block transfer of shares from HEI to Behavioral Technology Computers (BTC) or any of its wholly owned affiliates provided that the recipient agree to the full extent of this agreement and its restrictions. After twenty-four (24) months all of the HEI shares will be registered as freely trading shares subject to SEC Rule 144 trading restrictions.

         2.       CAPITAL/INVENTORY/CREDIT

         Upon the Effective Date, HEI agrees to;

         A. Deliver to IOM One Million Five Hundred Thousand Dollars ($1,500,000.00) in United States funds either by wire transfer or such means as the parties shall agree within five (20) days of this agreement;

         B. establish a Two Million Dollar ($2,000,000.00) trade credit line in favor of IOM. Terms of payment will be sixty (60) days from receipt of goods and will subordinate to banking financial indebtedness. Within the terms and conditions of trade credit line, IOM agrees to use its best efforts to make required payments and to make available to HEI and/or its representatives, all financial information as reasonably required. On an annual basis, or sooner upon written request of IOM, HEI, in its reasonable opinion, may increase the line of credit based on IOM's credit history;

         C. HEI agrees to make available to IOM certain of its products, upon completion of this agreement, IOM agrees to place a stocking order fr Seven Hundred Fifty Thousand Dollars ($750,000.00) of certain inventory, within thirty (30) days IOM agrees to place an additional order for Five Hundred Thousand Dollars ($500,000.00) of certain inventory. Payment terms for the first two shipments will be C.O.D., thereafter, all shipments will be subject to the terms and conditions of Section 2.B of this agreement.

         D. IOM agrees to make available a seat on the Board of Directors of the Company within 10 days after receipt of funds. HEI will have 45 days from the date of this agreement to elect its nominee.

         3.       STRATEGIC ALLIANCE.

         IOM agrees to use its best efforts to promote HEI products and services under the IOM banner to all of its current and future accounts with the intent of growing both IOM's and HEI's business together. IOM agrees to make available to HEI all of its account information, contracts, pricing, and other information that may be reasonably helpful in assisting HEI to understand the scope of the business. HEI is willing to assist IOM in achieving sales and financial milestones.


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         4.       SUPPLY RELATIONSHIP.

         HEI agrees to serve as a manufacturer for IOM. HEI will make its best efforts to provide early access to information, technology, and products. HEI agrees to provide IOM with its most favored pricing policy for all of its products. IOM further agrees to use its best efforts to provide marketing, sales, technical support, and service to its channel.

         5.       FACSIMILE SIGNATURES.

         For the purpose of the effectiveness of this agreement, the parties hereto agree that the facsimile signatures shall be deemed originals. The parties agree to the exchange of original signatures within fifteen (15) days from the execution of this agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 19th day of September, 1997.

"HEI"

 /s/ DANIEL HOU
-------------------------
Hou Electronics, Inc.
By: Daniel Hou
Its: President


"IOM"

 /s/ TONY SHAHBAZ
-------------------------
I/OMagic Corporation
By: Tony Shahbaz
Its: President

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